Exhibit 10.7
LCI INDUSTRIES

AGREEMENT FOR COMMON STOCK
IN LIEU OF CASH COMPENSATION FOR
NON-EMPLOYEE DIRECTORS

This AGREEMENT FOR COMMON STOCK IN LIEU OF CASH COMPENSATION FOR NON-EMPLOYEE DIRECTORS (this “Agreement”) made and entered into as of _____________, 2018, between LCI INDUSTRIES, a Delaware corporation (the “Company”), and you, _________________, sets forth the terms and conditions of grants of shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to you in lieu of certain cash compensation payable to you as a non-employee Director of the Company related to 2018.

1.The non-employee Directors of the Company may elect to receive Shares in lieu of cash compensation for 2018.

2.You have notified the Company of your election to receive Shares in lieu of all or a portion of cash compensation payable to you as Directors’ fees in 2018.

3.The Shares will be issued to you pursuant to (a) the LCI Industries Equity Award and Incentive Plan, as Amended and Restated (the “2011 Plan”), if the issuance of the Shares occurs prior to the approval by the shareholders of the Company of the LCI Industries 2018 Omnibus Incentive Plan (the “2018 Plan”), or (b) the 2018 Plan, if the issuance of the Shares occurs following the approval by the shareholders of the Company of the 2018 Plan. The 2011 Plan and the 2018 Plan are referred to herein collectively as the “Plans.”

4.The Shares issued to you hereunder will be evidenced by a Grant Notification in the form attached hereto as Exhibit A, and each such Grant Notification when issued by the Company will be incorporated into and made a part of this Agreement. The terms and conditions of each issuance of Shares are set forth in this Agreement, including the applicable Grant Notification, and in the applicable Plan document.

5.The number of Shares to be issued to you hereunder will be determined by dividing (a) the dollar amount of the cash compensation otherwise payable to you with respect to the calendar quarter in which the Grant Date occurs that is to be received in the form of Shares by (b) the Fair Market Value (as defined by the applicable Plan) on the Grant Date (as defined in the applicable Grant Notification). If the number of Shares as so determined includes a fractional Share, the Company shall round the number of Shares to the nearest whole Share prior to the grant of the Shares.

6.Delivery of the Shares will be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws.

7.With respect to Shares issued under the 2011 Plan, the following provisions shall apply:

(a)At such time as Shares are issued hereunder, you may be required to certify in a manner acceptable to the Company that you are in compliance with the terms and conditions of this Agreement, the 2011 Plan and any other agreement between you and the Company, and that you are not engaged in any Detrimental Activity (as hereinafter defined). In the event you fail to comply with the provisions of this Agreement, the 2011 Plan or any other agreement with the Company, or engage in any Detrimental Activity, at any time prior to or during the six months after the Company has issued and delivered to you the last of the Shares to be issued in lieu of 2018 cash compensation for non-employee Directors hereunder, the grants of Shares hereunder may be rescinded by the Company within one (1) year after the Company becomes aware of such failure of compliance or Detrimental Activity, and the Company shall notify you in writing of any such rescission within such one-year period. Within ten (10) days after receiving such notice of rescission, you shall pay to the Company the entire number of Shares previously issued to you hereunder, in such manner and on such terms and conditions as may be required by the Company.

(b)“Detrimental Activity” means (i) the unauthorized rendering of services for any organization or engaging, directly or indirectly, in any business which is competitive with the business of the Company; (ii) the disclosure to any person or entity outside the Company, or use in other than the Company’s business, without prior written authorization from the Company, of any “Confidential Information,” as hereinafter defined or material relating to the business of the Company; (iii) activity that results in termination of your services as a Director of the Company for Cause (as hereinafter defined); or (iv) any other conduct or act reasonably determined by the Company to be injurious, detrimental or prejudicial to any interest of the Company. “Cause” means your (a) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Guidelines for Business Conduct, as amended from time to time, (b) conviction of, or a plea of nolo contendere with respect to, any felony, (c) commission of any criminal, fraudulent, or dishonest act in connection with your service as a Director, (d) material breach of this Agreement which, if capable of remedy, continues for a period of 30 days without remedy thereof by you after notice thereof, or two or more such breaches in any two month period, or (e) one or more instances of willful misconduct or gross negligence that, individually or in the aggregate, is materially detrimental to the Company’s interests.

(c)“Confidential Information” for purposes of this Section 7 includes any business, financial and other sensitive, confidential, proprietary and trade secret information which is of unique value to the Company. Examples of Confidential Information include: inventions, improvements and designs; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; human resources strategies; customer lists and information; and supplier and vendor lists and other information which is not generally available to the public.

8.With respect to Shares issued under the 2018 Plan, the following provisions shall apply:

(a)    If any of the following occur: (i) a material violation by you of, or your failure to act upon or report known or suspected violations of, the Company’s Guidelines for Business Conduct, as amended from time to time, (ii) your conviction of, or a plea of nolo contendere with respect to, any felony, (iii) your commission of any criminal, fraudulent, or dishonest act in connection with your service as a director, (iv) your material breach of this Agreement which, if capable of remedy, continues for a period of 30 days without remedy thereof after your receipt of notice thereof or two or more such breaches occur in any two month period, (v) one or more instances of your willful misconduct or gross negligence that, individually or in the aggregate, is materially detrimental to the

Company’s interests, (vi) a breach any of the covenants or provisions set forth in Section 8(b), 8(c) or 8(d) below unless compliance with the applicable portion of such covenants has been waived by the Board of Directors in its discretion, or (vii) a breach of any other agreement between you and the Company, then, in the discretion of the Board of Directors, the Shares granted pursuant to this Agreement may be rescinded and recovered within one (1) year after the Company becomes aware of such activity, conduct or event. The Company shall notify you in writing of any such rescission or recovery. Within ten (10) days of the date of such notice, you are required to (y) return to the Company the number of Shares that you received pursuant to this Agreement which have not been sold and (z) pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the respective Grant Date (with respect to Shares received hereunder that you previously sold). The Company also shall be entitled to set-off against the amount of any such gain any amount owed to you by the Company.

(b)    Non-Disclosure and Return of Confidential Information. You have or will be given access to and provided trade secrets, confidential and proprietary information, and other non-public information and data of or about the Company (and its Affiliates) and its business (for purposes of this Section 8, “Confidential Information”) in the course of your Service which is of unique value to the Company. Examples of Confidential Information include, without limitation: confidential business or manufacturing processes; research and development information; inventions, improvements and designs; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; human resources strategies; customer lists and information; information received from or about third parties that the Company is obligated to keep confidential; supplier and vendor lists; and other information which is not generally available to the public. You agree not to disclose, publish or use Confidential Information, either during or after your Service is terminated, except (i) as necessary to perform your duties during your term of Service, (ii) as the Company may consent in writing, (iii) as required by law or judicial process, provided you (unless prohibited by applicable law) promptly notify the Company in writing of any subpoena or other judicial request for disclosure involving Confidential Information or trade secrets, and reasonably cooperate with any effort by the Company to obtain a protective order preserving the confidentiality of the Confidential Information or trade secrets, or (iv) in connection with reporting possible violations of law or regulations to any governmental agency or from making other disclosures protected under any applicable whistleblower laws. The confidentiality obligations set forth herein shall continue indefinitely, for so long as the Confidential Information remains confidential (and you understand that you will not be relieved of your obligations if the Confidential Information loses its confidential nature because of a breach of any of your obligations to the Company or its Affiliates). If this Agreement is enforced by a court applying the law of a jurisdiction where a time frame is required for a non-disclosure provision to be enforceable with respect to information that does not rise to the level of a trade secret, then your obligations with respect to such information will be in effect during your term of Service and for three years thereafter. You further agree to return any and all Confidential Information, whether in hard or electronic format, regardless of the location on which such information may reside, no later than three (3) business days following the termination of your Service. Notwithstanding anything to the contrary herein or in any policy of the Company, you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and you do not disclose the trade secret except pursuant to a court order. In the event a disclosure is made, and you file a lawsuit against the

Company alleging that the Company retaliated against you because of your disclosure, you may disclose the relevant trade secret or confidential information to your attorney and may use the same in the court proceeding only if (x) you ensure that any court filing that includes the trade secret or confidential information at issue is made under seal; and (y) you do not otherwise disclose the trade secret or confidential information except as required by court order.

(c)     Non-Disparagement. During your term of Service or afterward, you shall not, directly or indirectly, criticize, make any negative comments about or otherwise disparage the Company, its Affiliates or any persons or entities associated with any of them, whether orally, in writing, electronically or otherwise, directly or by implication, to any person or entity, including Company customers or agents; provided, however, that nothing in this Section 8(c) is intended to prohibit you from (i) making any disclosures or statements in good faith in the normal course of performing your duties or responsibilities for the Company during your Service; (ii) making any disclosures as may be required or compelled by law or legal process; or (iii) making any disclosures or providing any information to a governmental agency or entity, including without limitation in connection with a complaint by you against the Company or the investigation of any complaint against the Company.

(d)     No Injurious, Detrimental or Prejudicial Conduct. Except as otherwise permitted in Section 8(c), during your term of Service or afterward, you shall not, directly or indirectly, engage in any conduct or inaction, or omit to take any action, which conduct, action or inaction is reasonably determined by the Board of Directors to be injurious, detrimental or prejudicial to the business or reputation of the Company or its Affiliates or any interest of the Company and its Affiliates, including, but not limited to, a violation of any material Company or Affiliate policy or a violation of any federal or state securities laws, rules or regulations or of any rule or other requirement of any securities exchanges on which the Company’s Shares may, at the time, be listed.

(e)     Remedies. The parties expressly agree that the forfeiture and repayment obligations contained in this Section 8 do not constitute the Company’s exclusive remedy for your violation of this Section 8. The Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violation.

9.This Agreement does not give you a right to continued service with the Company or any affiliate, and the Company or any such affiliate may terminate your service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

10.This Agreement, the Grant Notifications and the Shares issued hereunder are subject to all the provisions of the applicable Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the applicable Plan. If there is any conflict between the provisions of this Agreement or any Grant Notification issued hereunder and the applicable Plan, the provisions of the applicable Plan will govern.

11.This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

12.The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

13.This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

You and the Company have executed this Agreement as of the date specified at the beginning of this Agreement.

DIRECTOR:	LCI INDUSTRIES

By:
Its:

Exhibit A
LCI Industries

Grant Notification

Pursuant to Agreement for Common Stock
In Lieu of Cash Compensation for Non-Employee Directors

LCI Industries (the “Company”), pursuant to an Agreement for Common Stock In Lieu of Cash Compensation for Non-Employee Directors dated _____________, 2018 (the “Agreement”) between the Company and you, the Director named below, hereby grants to you an award of shares of the Company’s common stock (the “Shares”). The terms and conditions of this award of Shares are set forth in this Grant Notification, the Agreement, and the [LCI Industries Equity Award and Incentive Plan, as Amended and Restated] [LCI Industries 2018 Omnibus Incentive Plan] document, and these documents set forth the entire agreement between you and the Company regarding the grant to you of the number of Shares shown in the table below.

Name of Director:
Number of Shares:	Grant Date:

LCI INDUSTRIES

By:
Its: